Exhibit 7.1

FINAL

Roanoke Restaurant

Asset Purchase Agreement

Roanoke Inn, LLC

and

Mercer Island Investors Group, Inc.

October 4, 2016

TABLE OF CONTENTS

Section 1.	DEFINITIONS AND OTHER MATTERS.	1

	1.1 Definitions	1

Section 2.	ASSETS PURCHASED; LIABILITIES ASSUMED	2

	2.1 Purchase and Sale of Assets	2
	2.2 Excluded Assets	4
	2.3 Assumption of Liabilities	4
	2.4 Retained Liabilities	4

Section 3.	PURCHASE PRICE; EARNEST MONEY	4

	3.1 Purchase Price	4
	3.2 Allocation of Purchase Price	4
	3.3 Earnest Money	5
	3.4 Payment of Purchase Price	5
	3.5 Escrow	5

Section 4.	Due DILIGENCE, TITLE AND SURVEY SECTION	5

	4.1 Due Diligence	5
	4.2 Title and Survey	5

Section 5.	REPRESENTATIONS AND WARRANTIES OF SELLER.	6

	5.1 Seller	6

Section 6.	REPRESENTATIONS AND WARRANTIES OF PURCHASER.	11

Section 7.	OPERATIONS AND COVENANTS	12

	7.1 Covenant Not To Compete	12
	7.2 Seller Affirmative Covenants	13
	7.3 Seller Negative Covenants	13
	7.4 Contribution	14
	7.5 Access; Confidentiality	14
	7.6 Consents and Approvals	14
	7.7 Employees	14
	7.8 Supplements to Disclosure Schedule	15
	7.9 No Solicitations or Offers	15

Section 8.	CONDITIONS TO THE CLOSING.	15

	8.1 Conditions to Obligations of Seller	15
	8.2 Conditions to Obligations of Purchaser	15

Section 9.	CLOSING	16

	9.1 Closing	16
	9.2 Closing Deliveries by Seller	16
	9.3 Closing Deliveries by Purchaser	17

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Section 10.	PRORATIONS; ACCOUNTS RECEIVABLE; TRANSACTION COSTS	17

	10.1 Prorations	17
	10.2 Allocation of Income	19
	10.3 Transaction Costs	19
	10.4 Other Transaction Costs	20

Section 11.	SETTLEMENT STATEMENT	20

	11.1 Settlement Statement	20

Section 12.	DEFAULT; REMEDIES	20

	12.1 Other Defaults	20

Section 13.	INDEMNIFICATION; OTHER POST-CLOSING MATTERS	21

	13.1 Survival of Representations and Warranties	21
	13.2 Seller’s Indemnification	21
	13.3 Purchaser’s Indemnification	21
	13.4 Matters Involving Third Parties	21

Section 14.	MISCELLANEOUS	22

	14.1 Purchaser’s Acceptance	22
	14.2 Risk of Loss	22
	14.3 Notices	22
	14.4 Section Headings	22
	14.5 Incorporation of Exhibits and Schedules	22
	14.6 Governing Law	22
	14.7 Severability	22
	14.8 Integration; Amendment	22
	14.9 Waiver	23
	14.10 Attorneys’ Fees	23
	14.11 Continuing Agreement; Binding Effect	23
	14.12 Assignment	23
	14.13 No Third Party Beneficiary Rights	23
	14.14 Counterparts	23

EXHIBITS

Exhibit 3.1	Consideration Schedule
Exhibit A	Statutory Warranty
Exhibit B	Bill of Sale
Exhibit C	Intangible Property Assignment
Exhibit D	Consulting Agreement

SCHEDULES

Disclosure Schedule

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FINAL

ROANOKE RESTAURANT

ASSET PURCHASE AGREEMENT

Parties:	Roanoke Inn, LLC, a Washington limited liability company	(“Seller”)

and	Mercer Island Investors Group, Inc., a Washington corporation	(“Purchaser”)
Dated as of:	October 4, 2016 (the “Effective Date”)

RECITALS:

A. Seller is the owner of certain assets used in the operation of the Roanoke Inn, located at 1825 72nd Ave SE, Mercer Island, Washington 98040 (the “Acquired Business”).

B. Purchaser desires to acquire certain of the assets used or held for use in the Acquired Business and Seller is willing to sell such assets on the terms and subject to the conditions set forth in this agreement (the “Agreement”).

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

Section 1. DEFINITIONS AND OTHER MATTERS.

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms, when used herein, shall have the following meanings:

“Agreement,” “this Agreement,” “hereto,” “hereof,” “hereunder,” “hereby,” and similar expressions refer to this Asset Purchase Agreement, including the schedules and exhibits attached hereto, and not any particular article, section, subsection or other subdivision hereof or thereof.

“Business Day” shall mean a day, other than Saturday or Sunday, on which banks in Seattle, Washington are open to the public for the transaction of their normal banking business.

“Environmental Laws” means all Laws relating to health or safety of persons, natural resources, conservation, wildlife, waste management, Hazardous Substances, and pollution (including without limitation, regulation of releases and disposals to air, soil, land water and groundwater).

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“Escrow Agent” shall mean First American Title, through its offices in Seattle, WA.

“Governmental Authority” means any nation or government, foreign or domestic, any state or other political subdivision thereof, and any agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including, without limitation, all taxing authorities.

“Hazardous Substance” or “Hazardous Substances” means any chemical, wastes, compounds, byproducts, pollutants, contaminants, flammable materials, petroleum, PCBs, explosives, radioactive materials, hazardous wastes, toxic substances, asbestos containing material or any other substance or material now or hereafter defined as hazardous or toxic pursuant to Environmental Laws, and any other material that, because of its quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed, generated, manufactured, transported or otherwise handled.

“Inspections” means Purchaser’s review and evaluation of the Acquired Business.

“Law” or “Laws” means any statute, rule, common law, ordinance, regulation, order, writ, judgment, injunction, decree, determination, or award enacted or promulgated by a Governmental Authority.

“Lien” means any interest, consensual or otherwise, in property securing a monetary obligation owed to, or a claim by, a person other than the owner of the property, whether such interest is based on the common law, statute or contract.

“Owned Real Property” has the meaning set forth in Section 2.1(a).

“Title Company” shall mean First American Title Insurance Company.

Section 2. ASSETS PURCHASED; LIABILITIES ASSUMED

2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, the following assets and properties (the “Assets”):

(a) Owned Real Property. Fee simple title to the land described in Schedule 2.1(a) and all buildings, structures and improvements located on or affixed thereto which constitute real property under applicable Law, together with all appurtenant easements and any other rights and interests appurtenant thereto and benefiting such land, including, without limitation, all of Seller’s right, title and interest, if any, in and to (i) all minerals, oil or gas under such land, (ii) all development rights, air rights and water rights with

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respect to such land, (iii) all easements, rights of way or other real property interests in, or under any land, highway, alley, street or right of way abutting or adjoining such land, (iv) utilities for such land, (v) to the extent transferable, zoning or other benefits with respect to such land, and (vi) all vault space agreements affecting such land (the “Owned Real Property”);

(b) all equipment, supplies, tools, spare parts, furniture, appliances, and fixtures used or held for use by Seller in conducting the Acquired Business, including, without limitation, such items of personal property of Seller substantially as listed and described in Schedule 2.1(b) attached hereto (the “Personal Property”), together with any replacements thereof or additions thereto made between the date of this Agreement and the Closing Date;

(c) All inventories of supplies, raw materials, finished goods and merchandise owned by Seller on the Closing Date (the “Inventory”);

(d) All of Seller’s rights under the contracts, personal property or equipment leases, licenses, distribution agreements, purchase orders, other contracts with customers and suppliers, and the other agreements relating to the Assets and the Acquired Business as are listed and described in Schedule 2.1(d) attached hereto (each, an “Assigned Contract” and collectively, the “Assigned Contracts”);

(e) All deposits, prepayments, progress payments and similar payments made by Seller;

(f) All right, title, claim and interest of Seller in and to any patent, trademark, service mark, trade name, domain name, or copyright held, owned or licensed by Seller and used or held for use in the Acquired Business, whether registered or unregistered, and any applications therefor, including but not limited to all right, title and interest of Seller in and to the name “Roanoke Inn” and any variations thereof and all logos of Seller used or held for use in connection with the Acquired Business (the “Intellectual Property Rights”);

(g) All other intangible assets, rights and claims of Seller of every kind and nature, including, without limitation, associated goodwill, and business information currently used by Seller in connection with the Acquired Business, including but not limited to all recipes, technologies, methods, formulations, data bases, trade secrets, inventions, know-how, customer lists and files, and advertising and marketing programs and plans (the “Intangibles”);

(h) All books of account, forms, records, files, invoices, business records, correspondence, memoranda, and other data (in all mediums) owned, associated with, used, or employed by Seller in connection with the Acquired Business or otherwise pertaining to the Assets or the Acquired Business;

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(i) All rights, chooses in action and claims (known or unknown, matured or unmatured, accrued or contingent) of Seller in respect of the Acquired Business or relating to the Assets;

(j) All other assets, properties and rights of every kind and nature owned or held by Seller or in which Seller has an interest on the Closing Date, known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, which are used or held for use in the Acquired Business, whether or not specifically referred to in this Agreement, other than the Excluded Assets.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1, the following properties, assets and rights used in or related to the Acquired Business and listed on Schedule 2.2 are expressly excluded from the Acquired Business and shall be retained by Seller. (collectively, the “Excluded Assets”).

2.3 Assumption of Liabilities. Contemporaneously with the purchase of the Assets, Seller shall assign and Purchaser shall assume the following obligations of Seller (collectively, the “Assumed Liabilities”):

(a) All liabilities and obligations of Seller under any Assigned Contract arising out of or to be performed after the Closing;

(b) The liabilities and obligations of Seller described on Schedule 2.3(b) attached hereto.

2.4 Retained Liabilities. Purchaser is not assuming, and shall not be deemed to have assumed any liabilities of Seller other than the Assumed Liabilities. Except for the Assumed Liabilities, Purchaser shall not have any obligation for or with respect to any liability or obligation of Seller of any nature whatsoever, whether accrued or fixed, absolute or contingent, known or unknown, or determined or determinable, and whether incurred prior to, on, or after the Closing Date (such liabilities not assumed by Purchaser hereinafter referred to as the “Retained Liabilities.”)

Section 3. PURCHASE PRICE; EARNEST MONEY

3.1 Purchase Price. The purchase price for the Assets is Five Million Five Hundred Thousand Dollars ($5,500,000) (the “Purchase Price”), which shall be adjusted at Closing for the Prorations and the Allocation of Income pursuant to Sections 10.1 and 10.2, respectively and subject to Section 3.5 below, and paid as follows: (i) a portion of the Purchase Price shall be paid in the form of an amount equal to 1% of the Purchaser (the “Equity Portion”) along with (ii) the balance paid in cash (the “Cash Portion”) and as set forth on Exhibit 3.1 (the “Consideration Schedule”).

3.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Owned Real Property, the improvements, and the Personal Property (the “Allocation”) in accordance with Schedule 3.2 attached hereto and incorporated herein by reference. Seller and

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Purchaser agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all tax returns and in the course of any tax audit, tax review or tax litigation relating thereto, and (iii) refrain from, and cause their affiliates to refrain from, taking a position inconsistent with the Allocation for all tax purposes.

3.3 Earnest Money. Purchaser is not delivering any earnest money in connection with this transaction.

3.4 Payment of Purchase Price. At Closing, Purchaser shall pay to Seller by wire transfer of immediately available U.S. federal funds the Cash Portion of Purchase Price and shall deliver the Equity Portion in exchange for a subscription agreement for the Equity Portion of the Purchase Price (as applicable) (the “Subscription Agreement”).

3.5 Escrow. Payment of the Purchase Price and conveyance of the Assets shall be through Escrow Agent. At Closing, an agreed upon amount equal to the gift card liability as of the month end preceding the Closing Date shall be retained by Escrow Agent (the “Gift Card Retention”). Amounts from the Gift Card Retention shall be distributed to the Purchaser each month equal to the face value of gift cards issued prior to Closing, and redeemed after Closing for such month. Each month payment shall be made against the gift cards and an accounting thereof presented to the Escrow Agent by Purchaser. Twelve (12) months following Closing, the Purchaser shall present a final request for payment from the Escrow Agent, and following payment thereof, any amount remaining in the account shall be distributed to Seller. Seller shall have no other liability in connection with gift cards, except for the Gift Card Retention. The parties estimate the Gift Card Retention as of December 31, 2016 shall be in the vicinity of $35,000 and if that is the case, the Cash Portion would be reduced by $35,000.

3.6. Working Capital. Seller covenants that it shall deliver usual and customary working capital in the amount of $25,000 for continued operations as of the Closing Date, inclusive of Inventory and inclusive of at least $615 of cash in the till.

Section 4. DUE DILIGENCE, TITLE AND SURVEY SECTION

4.1 Due Diligence. Purchaser has completed its diligence Investigation.

4.2 Title and Survey.

(a) Title Commitment. Promptly after the Effective Date, Seller shall obtain and cause to be delivered to Purchaser a commitment for a standard ALTA form of Owner Title Insurance Policy from the Title Company for the Owned Real Property (the “Title Commitment”), together with a copy of all documents referenced therein obtained from the Title Company.

(b) Survey. Promptly after the Effective Date, Purchaser may, at its option and cost, obtain a survey of the Owned Real Property, prepared by a duly licensed surveyor, in accordance with the ALTA/ACSM Minimum Standard Detail Requirements for Land Title Surveys, certified to Seller, Purchaser and the Title Company (the “Survey”).

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(c) Title Objections. Within ten (10) days after Purchaser’s receipt of the Title Commitment, Purchaser shall notify Seller in writing of Purchaser’s acceptance of title as shown on such Title Commitment, or (ii) any objections to such Title Commitment. Any objections to the Title Commitment of which Purchaser timely notifies Seller pursuant to this Agreement are hereinafter referred to as “Title Objections”. The absence of a timely notice by Purchaser of Title Objections in accordance with the preceding sentence shall be deemed to be a notice to Seller of Purchaser’s acceptance of title as shown on the Title Commitment and all such title matters shall constitute “Permitted Exceptions”. Within five (5) Business Days after receipt of Purchaser’s Title Objections (“Seller’s Title Response Period”), Seller shall deliver to Purchaser written notice of whether it agrees to cure the Title Objections; provided that except as expressly set forth below Seller shall have no obligation to cure Purchaser’s Title Objections. Any Title Objections that Seller expressly agrees in writing to cure shall be cured by Seller prior to Closing, and the cure of such Title Objections shall be a condition precedent to Purchaser’s obligation to consummate Closing hereunder. If Seller does not agree in writing, during Seller’s Title Response Period, to cure all Title Objections identified by Purchaser at or prior to Closing, Seller shall not be obligated to cure such Title Objections, and Purchaser’s sole recourse shall be to terminate this Agreement. Notwithstanding the foregoing, Seller shall not have the right to refuse to cure any Title Objection which relates to any mortgages, deeds of trust or other security interests with which Seller voluntarily encumbered the Property, provided, however, such liens may continue to encumber the Property at Closing if the Title Company is willing to insure over such liens in a manner acceptable to Purchaser and such liens are released promptly following the Closing. Seller’s obligation to cause the release of any such liens pursuant to the immediately preceding sentence shall survive Closing.

(d) Updated Title Commitment. If any updates of the Title Commitment from time to time disclose any additional exceptions to title or other matters (“Additional Title Matters”) not previously disclosed on the Title Commitment, which Additional Title Matters are not acceptable to Purchaser, then Purchaser shall have the right to make additional Title Objections within three (3) days after receipt of such updated Title Commitment (as the case may be), in which case any Additional Title Matters for which a Title Objection is made shall be subject to the provisions of Section 4.2(c).

Section 5. REPRESENTATIONS AND WARRANTIES OF SELLER.

5.1 Seller. Seller hereby represents and warrants to Purchaser the following statements are true and correct on the date hereof and will be true and correct on the Closing Date as though made on such date:

(a) Company Organization. Seller is a limited liability company duly organized and validly existing under the Laws of the State of Washington.

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(b) Company Power and Authority. Seller has all requisite company power and authority to own, lease, possess and operate the Assets. Seller has all requisite company power and authority to enter into, execute, deliver and perform this Agreement and all instruments, documents and agreements to be executed and/or delivered in connection with this Agreement by Seller.

(c) Authorization; Enforceability. Seller’s Members have duly approved and on the Closing Date Seller will have taken all company action necessary for the authorization, execution, delivery and performance of this Agreement by Seller. This Agreement has been duly executed and delivered by Seller. This Agreement constitutes a valid and binding agreement of Seller, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, reorganization, insolvency or other Laws affecting the enforcement of creditors’ rights generally or the availability of equitable remedies subject to the discretion of the court.

(d) Absence of Certain Conflicts. Except as disclosed on Schedule 5.1(d) attached hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the Articles of Organization or operating agreement of Seller; (ii) to the knowledge of Seller, require the payment or the incurring of any obligation on the part of Seller, or result in a loss of rights or default (or give rise to any right of termination, cancellation or acceleration), with or without notice or lapse of time, under any of the provisions of any Assigned Contract, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, which necessary waivers or consents are listed on Schedule 5.1(d)(ii) attached hereto; (iii) require Seller to obtain any consent, approval, authorization or permit of, or make any filing with or provide any notification to, any Governmental Authority, except as listed on Schedule 5.1(d)(iii) attached hereto; or (iv) to the knowledge of Seller, violate any judgment, decree, order, injunction, or any Law applicable to Seller or any of the Assets or the Acquired Business.

(e) Title to Assets. Seller has good and valid title to all of the Assets, free and clear of all Liens, claims, charges, restrictions and encumbrances, except for the Lien of current taxes not yet due and payable.

(f) Leased Property. Schedule 5.1(f) attached hereto contains a complete and accurate description of any leased real property.

(g) Owned Real Property. Schedule 2.1(a) sets forth the legal description of Owned Real Property. At Closing and compliance with Section 7.4 of this Agreement, Seller will have fee simple title to the Owned Real Property, free and clear of all encumbrances, except (i) Permitted Exceptions and (ii) those encumbrances set forth on Schedule 5.1(g). Seller has not received any written notice of any existing, pending or threatened (i) condemnation proceedings affecting the Owned Real Property, or (ii) zoning, building code or other moratorium violations or proceedings, or similar matters that would reasonably be expected to materially and adversely affect the ability to operate

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the Assets on the Owned Real Property as currently operated. Neither the whole nor any material portion of any Owned Real Property has been damaged or destroyed by fire or other casualty.

(h) Environmental Matters. Except as set forth in Schedule 5.1(h) attached hereto: (i) Seller has not used the Owned Real Property to generate, manufacture, refine, transport, treat, store, handle, or dispose of any Hazardous Substances except in accordance with Environmental Laws; (ii) to the knowledge of Seller, the Owned Real Property is not contaminated with any Hazardous Substances in a manner which could require remedial action under Environmental Laws, and there are no hazardous waste treatment, storage or disposal facilities, as those terms are defined under Environmental Laws, located at the Owned Real Property; (iii) Seller has not transported or disposed of, or allowed or arranged for any third person to transport or dispose of, any waste containing Hazardous Substances except in accordance with Environmental Laws; (iv) Seller has not transported or disposed of, or allowed or arranged for any third person to transport or dispose of, any waste containing Hazardous Substances at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation and Liability Act, or any location proposed for inclusion on that list; (v) Seller has not received a citation, directive, letter, notice of violation, or other communication, written or oral, from any person or Governmental Authority concerning the presence of any Hazardous Substances on the Owned Real Property or concerning Seller’s actual or potential liability under any Environmental Laws resulting from such presence; (vi) Seller has no knowledge of or information that there are any Hazardous Substances present at adjacent properties, which Hazardous Substances could migrate to, through, or under the Owned Real Property; (vii) no action has been commenced or threatened in writing regarding Seller’s compliance with or liability under any Environmental Laws at or concerning the Owned Real Property; and (viii) Seller has provided true and complete copies of all environmental reports and studies conducted by Seller with respect to the Owned Real Property, and to the knowledge of Seller, there are no other environmental reports or studies with respect thereto.

(i) Personal Property. Schedule 5.1(i) attached hereto contains a complete and accurate description of all tangible personal property used or held for use by Seller in connection with the Acquired Business (except for the Inventory). The Personal Property is in good operating condition and repair, ordinary wear and tear excepted. All of the Personal Property is in the possession of Seller.

(j) Inventory. The Inventory of Seller consists of items of a quality and quantity useable and saleable in the ordinary course of business by Seller, except for obsolete and slow-moving items and items below standard quality, all of which have been written down on the books of Seller or have been provided for by adequate reserves.

(k) Contracts. Schedule 5.1(k) attached hereto sets forth a full and complete list of all written or oral contracts and commitments of Seller relating to the Acquired Business that cannot be terminated by Seller without penalty on not more than thirty (30)

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days’ notice. Seller has delivered to Purchaser true and complete copies of all the written Assigned Contracts, with all amendments thereto and a summary of all oral Assigned Contracts. To Seller’s knowledge, and except as set forth in Schedule 5.1(k), (i) Seller is not in breach or violation of, or in default under, any of the Assigned Contracts, (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not constitute a default or breach under any of the Assigned Contracts, and (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not give rise to any consent requirement under any of the Assigned Contracts. No party to any of the Assigned Contracts has given Seller written notice of its intention to cancel, terminate or fail to renew such Assigned Contract. With respect to each Assigned Contract that requires the consent of other parties thereto to transfer the Assets as contemplated hereby, Seller has obtained or will obtain prior to the Closing Date, all such consents, and has provided or will provide Purchaser with copies thereof.

(l) Intellectual Property and Intangibles. Schedule 5.1(l) attached hereto sets forth a complete list of all patents, trademarks, domain names, service marks, trade names or copyrights held, owned or licensed by Seller and used or held for use in the Acquired Business, whether registered or unregistered, and all applications therefor. Except as set forth in Schedule 5.1(l): (i) Seller owns, possesses or has the right to use all Intellectual Property Rights that are used in the Acquired Business as presently conducted; (ii) no royalties, honorariums or fees are payable by Seller to other persons by reason of ownership, sale, license or use of the Intellectual Property Rights or the Intangibles; (iii) to Seller’s knowledge, no product or service manufactured, marketed or sold by Seller violates any licenses or infringes any intellectual property rights of another; (iv) there is no pending, or, to the knowledge of Seller, threatened, claim or litigation against Seller contesting the validity of or right to use any of the Intellectual Property Rights or the Intangibles; and (v) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement governing the Intellectual Property Rights and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Intellectual Property Rights or Intangibles or in any way impair the right of Purchaser to use, sell, license or dispose of or to bring any action for the infringement of any Intellectual Property Rights or Intangibles.

(m) Licenses, Permits and Authorizations. Schedule 5.1(m) attached hereto contains a complete list of all material approvals, authorizations, consents, licenses, franchises, orders, certifications and other permits issued by any Governmental Authority which are necessary or required for the ownership of the Assets or the conduct of the Acquired Business (the “Permits”). Except as set forth on Schedule 5.1(m): (i) Seller has obtained and will as of the Closing Date continue to have all Permits and will have made prior to the Closing Date all filings with any Governmental Authority which may be required under the terms of any Permit; (ii) to Seller’s knowledge, the Permits are in full force and effect and no material violations are or have been recorded with respect to any Permit; (iii) no proceeding is pending, or, to the knowledge of Seller, threatened in writing, to revoke or limit any Permit.

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(n) Labor Matters. Schedule 5.1(n) contains a true and complete list of the persons employed by Seller as of the date of this Agreement (the “Current Employees”), their respective dates of hire by Seller, current positions, current compensation under Seller’s existing employment policies, and the amount and nature of any severance obligations that Seller would have to pay them in the event of their termination of employment by Seller. Except as set forth on Schedule 5.1(n) attached hereto, (i) to the knowledge of Seller no material grievance exists between Seller and any of the Current Employees; and (ii) Seller is not delinquent in the payments to any of the Current Employees for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them to the date of this Agreement or for any amounts required to be reimbursed to the Current Employees. Seller has delivered or made available to Purchaser true and complete copies of all handbooks and manuals. Except as set forth on Schedule 5.1(n), Seller is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices. There is no collective bargaining agreement in effect with respect to the Current Employees. Seller has not experienced any strike or work stoppage or other industrial dispute involving the employees of the Acquired Business in the past five years.

(o) Brokers and Finders. Seller nor any person acting on behalf of Seller has employed any broker, agent or finder or incurred any liability or obligation for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

(p) Financial Statements. Seller has furnished to Purchaser copies of (i) unaudited balance sheets of Seller and unaudited statements of income, changes in shareholders’ equity and statements of cash flow for the fiscal years ending December 31, 2014, and December 31, 2015, (the “Unaudited Financial Statements”), (ii) corporate tax returns for Seller for the fiscal year ending December 31, 2015; and (iii) an unaudited balance sheet of Seller as of June 30, 2016, and unaudited statements of income, changes in owner’s equity and statements of cash flow for the two (2) month period then ended (the “Interim Financial Statements”) (the financial statements in clauses (i) and (iii) being collectively referred to herein as the “Financial Statements”). The Unaudited Financial Statements have not been prepared in conformity with generally accepted accounting principles applied on a consistent basis from year to year (except as noted otherwise therein); and are true and correct and present fairly in all material respects the financial condition of Seller and the results of operations and changes in cash flow of Seller for the periods to which each relates. The Interim Financial Statements are true and correct and present fairly in all material respects the financial condition of Seller and the results of operations and changes in cash flow of Seller for the periods to which each relates.

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(q) Absence of Material Changes. Except as set forth in Schedule 5.1(q) attached hereto, since the date of the Interim Financial Statements, the Acquired Business has been operated in the ordinary course and consistent with past practice. Since the date of the Unaudited Financial Statements there have not been any material adverse changes in the results of operations, financial condition, assets, liabilities, business or prospects of the Acquired Business.

(r) Litigation. There is no action or suit pending or, to Seller’s knowledge, threatened which alone or in the aggregate with other actions and suits could reasonably be expected to restrict Seller’s ability to carry out the transactions contemplated by this Agreement.

(s) Taxes. Seller has filed accurate and complete tax returns each year since Seller’s inception.

(t) Undisclosed Liabilities. The Seller has no liability, except for: (i) liabilities set forth on the face of the financial statements; and (ii) liabilities which have arisen after the date of the financial statements in the ordinary course of business

(u) Disclosure. The representations and warranties contained in this Section 5 do not, and as of the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statement and information contained in this Section 5 not misleading.

Section 6. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

6.1 Purchaser represents and warrants to Seller that the following statements are true and correct on the date hereof and will be true and correct on the Closing Date as though made on such date:

(a) Corporate Organization. Purchaser is a corporation duly organized and validly existing under the Laws of the State of Washington.

(b) Corporate Power and Authority. Purchaser has all requisite corporate power and authority to enter into, execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby.

(c) Authorization; Enforceability. On the Closing Date Purchaser will have taken or caused to be taken all corporate action necessary for the authorization, execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser. This Agreement constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, reorganization, insolvency or other Laws affecting the enforcement of creditors’ rights generally or the availability of equitable remedies subject to the discretion of the court.

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(d) Brokers and Finders. Neither Purchaser nor any person acting on behalf of it has employed any broker, agent or finder or incurred any liability or obligation for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated hereby.

(e) Litigation. There is no action or suit pending or, to Purchaser’s knowledge, threatened which alone or in the aggregate with other actions and suits could reasonably be expected to restrict Purchaser’s ability to carry out the transactions contemplated by this Agreement.

(f) Non-Contravention. The execution and delivery of, and the performance of the actions contemplated by this Agreement by Purchaser will not violate any applicable Law.

(g) Governmental Authorization. On the closing date Purchaser will have obtained all Governmental Authorizations required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(h) Condition of the Purchased Assets. Purchaser acknowledges and agrees that (i) it is purchasing the Assets and assuming the Assumed Liabilities based on the results of its own independent investigations and the representations and warranties of Seller expressly set forth in this Agreement, and not on any representation or warranty of Seller or any of its representatives not expressly set forth in this Agreement and (ii) except as otherwise set forth in this Agreement, the Assets are sold “as is, where is” and Purchaser accepts the Assets in the condition they are in and at the place where they are located on the Closing, subject to the terms and conditions hereof. In light of these investigations and the representations and warranties expressly made to Purchaser by Seller herein, Purchaser is relinquishing any right to any claim based on any representations and warranties other than those expressly set forth in this Agreement. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller expressly set forth in this Agreement. ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR APPLICABLE FOREIGN LAWS), ARE HEREBY WAIVED BY PURCHASER.

Section 7. OPERATIONS AND COVENANTS

7.1 Covenant Not To Compete. In consideration for this Agreement, and subject to the Closing having occurred, Seller’s Members hereby covenant and agree that for a period of five (5) years commencing on the Closing Date, Seller’s Members will not (a) Compete with

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Purchaser in the Business; or (b) directly or indirectly suggest, request, or encourage any prior employees, suppliers, or customers of Seller to curtail, reduce, or cancel their employment or business done with Purchaser. For purposes of this Agreement, the term “Business” shall mean any hospitality industry business related to the service of food or beverage within the City of Mercer Island. For purposes of this Agreement, the term “Compete” shall mean to engage or invest in the Business, whether individually, as an employee, agent, partner, joint venturer, sole proprietor, shareholder, consultant or otherwise, provided that such terms shall not preclude parties from purchasing less than one percent (1%) of the stock of a publicly held company.

7.2 Seller Affirmative Covenants. Between the date of this Agreement and the Closing Date, except as otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld) or as otherwise contemplated by this Agreement, Seller will:

(a) conduct the Acquired Business in the ordinary course and consistent with past practices, and use its reasonable efforts to preserve its business organization, keep available the services of its key employees, and its other officers and employees, and maintain satisfactory relationships with employees;

(b) use its best efforts to obtain all third party approvals, if any, necessary to consummate the transactions contemplated hereby;

(c) maintain and preserve the Assets;

(d) preserve and protect the goodwill and relationships of Seller with its suppliers, customers and all other persons having business dealings with Seller;

(e) maintain in good standing all Assigned Contracts, except as modifications may be required in the ordinary course of the Acquired Business, or as consented to by Purchaser in writing (which consent shall not be unreasonably withheld);

(f) maintain its books, accounts and records in the usual and regular manner, in accordance with past practice and in compliance with all applicable Law;

(g) preserve and maintain in force all of the Permits, Intellectual Property Rights and Intangibles; and

(h) comply in all material respects with all Laws applicable to the conduct of the Acquired Business.

7.3 Seller Negative Covenants. Between the date of this Agreement and the Closing Date, except as required or permitted herein or as otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld), Seller shall not:

(a) take any action or omit to take any action that could reasonably be expected to render inaccurate any representation or warranty of Seller contained in this Agreement (as if such representation or warranty was made on each date from the date of this Agreement to the Closing Date);

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(b) except as expressly contemplated by this Agreement or for normal periodic payments or increases in the ordinary course of business consistent with past practice or existing employee plans or employment agreements: (i) increase the rate or terms of compensation payable or to become payable by Seller to its employees, or (ii) materially modify the terms of any employee benefit plan, or (iii) enter into any new employment agreement or materially modify the terms of any existing employment agreement;

(c) enter into any material contracts or commitments, except those made in the ordinary course of business, consistent with past practice;

(d) amend its corporate charter, bylaws, or operating agreement; or

(e) sell, lease, pledge, hypothecate, mortgage, encumber, transfer, or otherwise dispose of or agree to sell, lease, pledge, hypothecate, mortgage, encumber, transfer, license, or otherwise dispose of any of the Assets, other than Inventory in the ordinary course of business consistent with past practice.

7.4 Contribution. Upon satisfaction of the conditions set forth in Section 8.1(c), Seller shall cause Seller’s affiliates to contribute the real property described on Schedule 7.4 to Seller.

7.5 Access; Confidentiality. Between the date of this Agreement and the Closing Date, Seller shall, during normal business hours (a) give Purchaser and its representatives and advisors access to all books , records, offices and other facilities and properties of the Acquired Business, (b) permit Purchaser and its representatives and advisors to make such Inspections thereof as Purchaser may reasonable request, and (c) cause its officers and advisors to furnish Purchaser with such financial and operating data and other information with respect to the Acquired Business as Purchaser may from time to time reasonably request. Purchaser will hold such information in strict confidence in accordance with the terms of the Confidentiality Agreement.

7.6 Consents and Approvals. The parties hereto will use their respective best efforts to obtain, and each party shall cooperate with and assist the other party in obtaining, all consents, waivers, amendments, modifications, approvals, authorizations, Permits and licenses which are required to be obtained by such party to effectuate this Agreement and the Closing Documents and to transfer the Assets to Purchaser.

7.7 Employees. Effective immediately before Closing, Seller shall terminate all of its employees and fully satisfy all obligations owing to them or make adequate provision therefor. In particular, but not by way of limitation, Seller shall be responsible for payment when due of all salaries, wages, accrued vacation and other leave rights, fringe benefits, health benefits and severance pay rights which are accrued or earned and unpaid as of the Closing under the terms of its employment arrangement with each such employee; and with respect to those of Seller’s

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employees who are salaried, its usual and customary policies concerning compensation, vacation and severance. Seller shall give all notices and shall provide all continuation coverages that may be required by the provisions of the Omnibus Budget Reconciliation Act of 1989. Seller shall comply with any applicable provisions of the Worker Adjustment and Retraining Notification Act of 1988, and any similar state Law. Any promise to any employee of Seller for a share in the Purchase Price is the Seller’s obligation only. Following Closing, Purchaser may offer employment to each or some of the employees terminated by Seller and Seller agrees to cooperate with Purchaser in introducing Purchaser to any or all employees. Purchaser may offer employment to any employees of Seller with no obligation to recognize any past service of employees to Seller.

7.8 Supplements to Disclosure Schedule. From time to time prior to the Closing Date, Seller shall promptly supplement or amend the Disclosure Schedules of Seller with respect to any material matter hereafter arising, but Purchaser may terminate this Agreement in the event of any amendment thereto prior to Closing.

7.9 No Solicitations or Offers. Between the date of this Agreement and the Closing Date, Seller shall not, and shall not allow Seller’s representatives to offer, entertain, negotiate for, or discuss any solicited or unsolicited inquiries or proposals for the possible disposition of the membership interests of Seller or of the business or assets of Seller by way of sale, merger, consolidation, liquidation, or otherwise. In the event that Seller or Seller’s representatives receive any inquiries or proposals referred to in the preceding sentence, Seller shall immediately notify Purchaser in writing of such inquiries or proposals.

Section 8. CONDITIONS TO THE CLOSING.

8.1 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of the following conditions:

(a) On the Closing Date, the representations and warranties of Purchaser set forth in Section 6 shall be accurate in all material respects; and

(b) No suit, action or other proceeding shall have been threatened or instituted to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby.

(c) Five (5) Business Days before the Closing, Purchaser shall provide evidence reasonably satisfactory to Seller that Purchaser has funds, both debt and equity, to pay the Purchase Price.

8.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to purchase the Assets is subject to the satisfaction, on or before the Closing Date, of the following conditions:

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(a) On the Closing Date, the representations and warranties of Seller set forth in Section 3 hereof shall be accurate in all material respects;

(b) Seller shall have obtained the consent or approval of all third persons whose consent or approval is required for the consummation by Seller of the transactions contemplated by this Agreement;

(c) Purchaser must approve of any disclosures by Seller pursuant to Section 7.8 above;

(d) There shall not have been, since the date of this Agreement, any material adverse change in the condition or results of operation of the Assets or the Acquired Business;

(e) No suit, action or other proceeding shall have been threatened or instituted to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby;

(f) Purchaser shall have obtained debt and equity financing to pay the Purchase Price;

(g) Washington State Liquor Control Board shall have approved a full on-premises liquor license for Purchaser; and

(h) The Title Company will issue a title policy along with endorsements as Purchaser deems necessary and appropriate based on the Title Commitment.

Section 9. CLOSING

9.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Davis Wright Tremaine LLP, 1201 Third Avenue, Suite 2200, Seattle, WA 98101 on December 31, 2016 (the “Closing Date”) at 10:00 a.m., or at such other place or time as may be mutually agreed upon in writing by the parties hereto. The parties agree that time is of the essence with respect to the Closing Date; the parties may adjust the Closing until the conditions set forth in Section 8 are fulfilled; provided this Agreement shall terminate if the Closing does not occur by December 31, 2016.

9.2 Closing Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser (such documents, the “Closing Documents”):

(a) A Statutory Warranty Deed substantially in the form of Exhibit A attached hereto for the Owned Real Property.

(b) A Bill of Sale substantially in the form of Exhibit B attached hereto for the Assets, executed by Seller (the “Bill of Sale”); and

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(c) Intangible Property assignment in the form of Exhibit C attached hereto for the Assets, executed by Seller;

(d) The Consulting Agreement in the form of Exhibit D attached here, executed by Seller

(e) Such other instruments and documents as Purchaser may reasonably require to vest in Purchaser all right, title and interest of Seller in and to the Assets.

9.3 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:

(a) The Purchase Price in immediately available funds by certified or bank cashier’s check;

(b) A counterpart to the Intangible Property Assignment;

(c) A counterpart to the Consulting Agreement;

(d) The Subscription Agreement; and

(e) Such documents, certificates, instruments and agreements as may be required herein.

Section 10. PRORATIONS; ACCOUNTS RECEIVABLE; TRANSACTION COSTS

10.1 Prorations. The items of revenue and expense with respect to the Assets set forth in this Section 10.1 shall be prorated between Seller and Purchaser (the “Prorations”) as of 12:01 a.m. on the Closing Date, or such other time expressly provided in this Section 10.1 (the “Cut-Off Time”), so that the Closing Date is a day of income and expense for Purchaser. Seller shall receive a credit for any of the items of expense in this Section 10.1 which have been paid prior to or at the Closing or will be paid by Seller after the Closing to the extent such payment relates to any period of time after the Cut-Off Time.

(a) Taxes. All taxes shall be prorated as of the Cut-Off Time between Purchaser and Seller. If the amount of any such taxes is not ascertainable on the Closing Date, the proration for such taxes shall be based on the tax rates set forth in the most recent available bill and the latest assessed valuation of the Assets; provided, however, that after the Closing, Seller and Purchaser shall reprorate the taxes and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant taxable period. The reproration obligation under this Section 10.1(a) shall survive the Closing.

(b) Contracts. Any amounts prepaid, accrued or due and payable under the Assigned Contracts (other than for utilities which proration is addressed separately in

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Section 10.1(d)) shall be prorated as of the Cut-Off Time between Seller and Purchaser. Seller shall receive a credit for all deposits made by Seller under the Assigned Contracts (together with all interest thereon to the extent required by applicable Law or the Assigned Contract in question) which are transferred to Purchaser or remain on deposit for the benefit of Purchaser.

(c) Licenses and Permits. All amounts prepaid, accrued or due and payable under any licenses and Permits (other than for utilities which proration is addressed separately in Section 10.1(d)) transferred to Purchaser shall be prorated as of the Cut- Off Time between Seller and Purchaser. Seller shall receive a credit for all deposits made by Seller under the licenses and Permits which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser.

(d) Utilities. All utility services (including, without limitation, electricity, gas, water and sewer) shall be prorated as of the Cut-Off Time between Purchaser and Seller. To the extent practicable, readings shall be obtained for all utilities as of the Cut- Off Time. If not practicable, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, Seller and Purchaser shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant billing period. Seller shall receive a credit for all deposits transferred to Purchaser or which remain on deposit for the benefit of Purchaser with respect to such utility contracts. The reproration obligation in this Section 10.1(d) shall survive the Closing.

(e) Compensation. Wages, salaries and employee benefits, including accrued Personal Time Off (PTO) and severance payments, if any, shall be paid by Seller to its employees in accordance with applicable Law on or promptly after the Closing Date for the period prior to Cut-Off Time. Purchaser shall be responsible for the payroll costs of all persons beginning employment with Purchaser incurred after Cut-Off Time.

(f) Vending Machines. Seller shall remove all monies from all vending machines, and other coin-operated equipment as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time, and Purchaser shall be entitled to any monies collected therefrom after the Cut-Off Time.

(g) Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Section 10.1, Seller shall pay in the ordinary course of business all amounts payable to vendors or other suppliers of goods or services to the Assets (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the Acquired Business prior to Closing, and Seller shall receive a credit for all advance payments or deposits made with respect to furniture, fixtures, equipment, supplies, food and beverage and retail merchandise ordered, but not delivered to the Assets prior to the Closing Date, and Purchaser shall pay the amounts which become due and payable for such furniture, fixtures, equipment, supplies, food and beverage and retail merchandise which were ordered prior to Closing.

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All accounts payable with respect to any purchases or services incurred prior to Cut-Off Time on the Closing Date in connection with the Assets shall be paid by Seller. The proration obligation in this Section 10.1(g) shall survive the Closing.

(h) Inventory. Seller shall receive a credit for all unopened Inventory on a dollar- for-dollar basis. Seller shall receive a credit of 70% for all opened but, unspoiled Inventory. All spoilt or bad as Seller and Purchaser reasonably agree shall be disposed of.

(i) Alcohol Inventory. 10.1(h) shall apply to the transfer for of alcohol Inventory, except any and all transfers shall be in accordance with applicable Washington State Law.

(j) Cash. Except for the cash described in Section 3.6, all cash on hand is an Excluded Asset, Seller shall remove all of Seller’s cash at Closing. Purchaser shall be responsible for assuring that sufficient cash is available in the house accounts for operations after the Cut-Off Time.

(k) Other Adjustments and Prorations. To the extent not inconsistent with any of the foregoing, all other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a restaurant property similar to the Acquired Business shall be adjusted and prorated between Seller and Purchaser accordingly.

10.2 Allocation of Income. Income from the Assets shall be prorated as of the Cut-Off Time on the Closing Date. Seller shall be entitled to the income attributable to the period ending on the day immediately preceding the Closing Date, and Purchaser shall be entitled to the income attributable to period beginning on the Closing Date.

10.3 Transaction Costs

(a) Seller’s Transaction Costs. In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Agreement, Seller shall pay for the following costs in connection with this transaction: (i) the fees and expenses of its own attorneys, accountants and consultants; (ii) one-half (1/2) of the cost of recordation tax of the Closing Documents, to the extent applicable; (iii) one-half (1/2) of the fees and expenses for the Escrow Agent; (iv) the premium for a standard Owner Title Insurance Policy in the amount of the Purchase Price and insuring marketable title; and (v) any excise tax associated with the sale of the Owned Real Property. This Section 10.3(a) shall survive the termination of this Agreement and the Closing.

(b) Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by Purchaser set forth elsewhere in this Agreement, Purchaser shall pay for the following costs in connection with this transaction: (i) the fees and expenses of its own attorneys, accountants and consultants; (ii) the fees and expenses incurred by Purchaser for Purchaser’s inspectors or otherwise in connection with the Inspections; (iii) the fees and expenses for the Survey; (iv) one-half (1/2) of the cost of recordation tax of the Closing Documents to the extent applicable; (v) the costs associated with upgrading

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the standard Owner Title Insurance Policy to an ALTA extended title insurance policy and any mortgage tax, title insurance premiums and fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any financing obtained by Purchaser; (vi) one-half (1/2) of the fees and expenses for the Escrow Agent; (vii) any transfer or sales tax associated with the sale of and Personal Property. This Section 10.3(b) shall survive the termination of this Agreement and the Closing.

10.4 Other Transaction Costs. All other fees, costs and expenses not expressly addressed in this Section 10.3 or elsewhere in this Agreement shall be allocated between Seller and Purchaser in accordance with applicable local custom for similar transactions.

Section 11. SETTLEMENT STATEMENT

11.1 Settlement Statement. No later than the day prior to Closing, Seller and Purchaser, at the direction of Seller, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Acquired Business as may be necessary to make the adjustments and prorations to the Purchase Price as set forth in Section 10.1 and 10.2 or any other provisions of this Agreement. Based upon such examinations, audits and inventories, Seller and Purchaser jointly shall prepare prior to Closing a settlement statement (the “Settlement Statement”), which shall set forth Seller’s and Purchaser’s best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Settlement Statement shall be approved and executed by Seller and Purchaser, and such adjustments and prorations shall be final with respect to the items set forth in the Settlement Statement, except to the extent any such items shall be reprorated after the Closing as expressly set forth in Section 10.1.

Section 12. DEFAULT; REMEDIES

12.1 Other Defaults. Failure of either party to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement. If any such failure, other than a failure to pay money, is curable, it may be cured upon written notice demanding cure of such failure, (a) and the default party cures the failure within thirty (30) days; or (b), if the cure requires more than thirty (30) days, immediately initiates steps sufficient to cure the failure and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance within ninety (90) days after notice is sent.

12.2 Specific Performance. In the event Seller defaults hereafter, Purchaser along with all other remedies available under law, may specifically enforce Seller’s obligations under this Agreement.

12.3 Purchaser Financing. Purchaser shall have no liability hereunder in the event Purchaser is unable to acquire either debt or equity financing under terms acceptable to Purchaser in Purchaser’s sole discretion in order to purchase the Acquired Business.

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Section 13. INDEMNIFICATION; OTHER POST-CLOSING MATTERS

13.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement or made pursuant hereto, whether express or implied, shall terminate two (2) years from the Closing Date and thereafter shall be of no force or effect, except for any claim with respect to which notice has been given to the party to be charged prior to such expiration date.

13.2 Seller’s Indemnification. Seller hereby agrees to indemnify and hold Purchaser, its successors and assigns, harmless from and against any and all claims, liabilities and obligations of every kind and description, contingent or otherwise, arising out of or related to the operation of the Acquired Business prior to the close of business on the day before the Closing Date, and any and all damage or deficiency resulting from any misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of Seller under this Agreement.

13.3 Purchaser’s Indemnification. Purchaser agrees to defend, indemnify and hold Seller harmless from and against any and all claims, liabilities and obligations of every kind and description arising out of or related to the operation of the Acquired Business on or after the Closing Date, and any and all damage or deficiency resulting from any misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of Purchaser under this Agreement.

13.4 Matters Involving Third Parties.

(a) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section, then the Indemnified Party shall promptly (and in any event within five Business Days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing.

(b) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(c) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 13.4(b) above, however, the Indemnified Party may defend against the Third Party Claim in any manner he or it reasonably may deem appropriate.

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(d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be withheld unreasonably).

Section 14. MISCELLANEOUS

14.1 Purchaser’s Acceptance. Purchaser acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge and opinion of the value of the Assets. Purchaser has not relied on any representations made by Seller other than those specified in this Agreement. Purchaser further acknowledges that Seller has made no agreement or promise to repair or improve any of the Assets.

14.2 Risk of Loss. The risk of loss, damage or destruction to any of the Assets shall be borne by Seller to the time of Closing, and thereafter by Purchaser.

14.3 Notices. All notices required or permitted to be given under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by email, facsimile, or other telecommunication device capable of transmitting or creating a written record; or personally. Mailed notices shall be deemed delivered three (3) days after mailing, properly addressed to the address set forth in the signature blocks below. Couriered notices shall be deemed delivered on the date that the courier warrants that delivery will occur. Email or telecommunicated notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Unless a party changes its address by giving notice to the other party as provided herein, notices shall be delivered to the parties at the addresses set forth below their respective signatures.

14.4 Section Headings. The section headings in this Agreement are for convenience only; they do not give full notice of the terms of any portion of this Agreement and are not relevant to the interpretation of any provision of this Agreement.

14.5 Incorporation of Exhibits and Schedules. All schedules and exhibits referenced in and attached to this Agreement are by this reference incorporated into and made a part of this Agreement.

14.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Washington applicable to contracts made and wholly performed within Washington by persons domiciled in Washington.

14.7 Severability. Any provision of this Agreement that is deemed invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining provisions of this Agreement.

14.8 Integration; Amendment. This Agreement constitutes the entire agreement of the parties relating to the subject matter of this Agreement. There are no promises, terms,

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conditions, obligations, or warranties other than those contained in this Agreement. This Agreement supersedes all prior communications, representations, or agreements, verbal or written, among the parties relating to the subject matter of this Agreement. This Agreement may not be amended except in writing executed by the parties.

14.9 Waiver. No provision of this Agreement shall be waived unless the waiver is in writing signed by the waiving party. No failure by any party to insist upon the strict performance of any provision of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach, of such provision or of any other provision. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement or a waiver of such provision with respect to any subsequent breach, unless expressly provided in writing.

14.10 Attorneys’ Fees. If any suit or action arising out of or related to this Agreement is brought by any party, the prevailing party or parties shall be entitled to recover the costs and fees including without limitation reasonable attorneys’ fees, the fees and costs of experts and consultants, copying, courier and telecommunication costs, and deposition costs and all other costs of discovery incurred by such party or parties in such suit or action, including without limitation any post-trial or appellate proceeding, or in the collection or enforcement of any judgment or award entered or made in such suit or action.

14.11 Continuing Agreement; Binding Effect. This Agreement shall bind and inure to the benefit of, and be enforceable by, the parties and their respective successors, heirs, and permitted assigns.

14.12 Assignment. Neither party may assign this Agreement, in whole or in part, without the express, written consent of the other party.

14.13 No Third Party Beneficiary Rights. No person not a party to this Agreement is an intended beneficiary of this Agreement, and no person not a party to this Agreement shall have any right to enforce any term of this Agreement.

14.14 Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.

[Signatures on the following page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SELLER:

ROANOKE INN, LLC, a Washington limited liability company

/s/ Dorothy Reeck
Dorothy Reeck, Member

PURCHASER:

MERCER ISLAND INVESTORS GROUP, INC., a Washington corporation

/s/ Christian Schiller
Christian Schiller, Chairman

SIGNATURE PAGE TO ROANOKE RESTAURANT ASSET PURCHASE AGREEMENT

Exhibit 3.1

Consideration Schedule

Purchase Price –	$5,500,000
Amount Equal to 1% of Purchaser –	$42,500
Cash Balance Payable to Seller –	$5,457,500 (subject to prorations and escrow)

EXHIBIT 3.1

EXHIBIT A

After Filing Return To:

Matthew D. LeMaster

Davis Wright Tremaine LLP

Suite 220

1201 Third Avenue

Seattle, Washington 98101-3045

STATUTORY WARRANTY DEED

Grantors:

1.

Grantee:

1.

Abbreviated Legal Description (lot, block and plat name, or section-township-range):

Situate in King County, Washington.

☒ Additional legal description is on page 3 of document

Assessor’s Property Tax Parcel Account Number:

EXHIBIT A – STATUTORY WARRANTY DEED

STATUTORY WARRANTY DEED

The Grantor, Roanoke Inn, LLC, a Washington limited liability company, for and in consideration of Ten Dollars ($10) and other good and valuable consideration in hand paid, conveys and warrants to Mercer Island Investors Group, Inc., a Washington corporation, the Grantee, the real estate situated in King County, Washington, legally described on Exhibit A attached hereto and incorporated herein by this reference.

Subject to the exceptions set forth on Exhibit B attached hereto and incorporated herein by this reference.

Dated this                      day of                     , 2016.

             a Washington limited liability company

STATE OF WASHINGTON )

                    ) ss.

COUNTY OF                         )

On this                     day of                     , 2016, before me, a Notary Public in and for the State of Washington, personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons who executed this instrument, on oath stated that they were authorized to execute the instrument, and acknowledged it as the members of              to be the free and voluntary act and deed of said limited liability company for the uses and purposes mentioned in the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

NOTARY PUBLIC in and for the State of Washington,
residing at
My appointment expires
Print Name

EXHIBIT A – STATUTORY WARRANTY DEED

EXHIBIT A

Legal Description

EXHIBIT A – LEGAL DESCRIPTION

EXHIBIT B

Permitted Exceptions

1.

EXHIBIT B – PERMITTED EXCEPTIONS

EXHIBIT B

BILL OF SALE

Roanoke Inn, LLC, a Washington limited liability company (“Seller”), for Ten Dollars ($10.00) and other good and valuable consideration in hand paid, hereby grants, bargains, sells, and conveys to Mercer Island Investors Group, Inc. (“Purchaser”), all items of tangible personal property which are located on the property commonly known as the Roanoke Inn and that is located at the address commonly known as 1825 72nd Ave SE, Mercer Island, Washington, WA 98040 (the “Personal Property”).

Except as expressly provided in the Roanoke Restaurant Asset Purchase Agreement dated September     , 2016, between Seller and Purchaser, Seller makes no representation or warranty, express or implied, concerning the Personal Property.

DATED this                      day of                     , 2016.

By:

Its:

EXHIBIT B – BILL OF SALE

EXHIBIT C

INTANGIBLE PROPERTY ASSIGNMENT

This Assignment and Assumption Agreement (this “Assignment and Assumption”) dated as of [                        , 2016] (the “Effective Date”) is entered into between Roanoke Inn, LLC, a Washington limited liability corporation (“Assignor”) and Mercer Island Investors Group, Inc., a Washington corporation (“Assignee”). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in that certain Asset Purchase Agreement (defined below).

WHEREAS, Assignor holds various assets related to its restaurant business;

WHEREAS, in connection with the sale of the Business, Assignor and Assignee have entered into that certain Asset Purchase Agreement dated September     , 2016 herewith (the “Asset Purchase Agreement”);

WHEREAS, pursuant to the Asset Purchase Agreement, Assignor has agreed to assign all intangible assets relating to the Acquired Business, as that term is defined in the Asset Purchase Agreement, with the exception of the Excluded Assets to Assignee (the “Assets”);

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, Assignor and Assignee hereby agree as follows:

1. Assignment. Assignor does hereby irrevocably assign, transfer, convey and deliver to Assignee, free and clear of all liens and encumbrances, all of such Assignor’s right, title and interest in and to all Assets, including the contracts identified on Exhibit A together with any and all rights (including ownership of intellectual property or work product produced thereunder, if and to the extent Assignor received, or had the right to receive, any such rights thereunder) accruing to Assignor thereunder.

2. Assumption. Assignee hereby assumes from Assignor the Assets.

3. No Amendment. This Assignment and Assumption shall not alter, modify or amend the terms of any of the Agreements in any respect, nor shall it subject Assignee to any greater liabilities, obligations or duties in connection therewith than would have been enforceable against Assignor.

4. Binding Effect. This Assignment and Assumption shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5. Governing Law. This Assignment and Assumption shall be construed in accordance with, and governed by, the laws of the State of Washington.

6. Waiver; Modification. None of the provisions of this Assignment and Assumption may be waived, changed or altered except in a signed writing by the party against whom enforcement of the same is sought.

EXHIBIT C – INTANGIBLE PROPERTY ASSIGNMENT

7. Conflict. To the extent there is a conflict between the terms and provisions of this Asset Purchase Agreement, the terms and provisions of the Asset Purchase Agreement will govern.

8. Further Assurances. On the Effective Date and from time to time thereafter, the Assignor shall use all commercially reasonable efforts to execute and deliver such other instruments of conveyance, transfer, or assumption, as the case may be, and take such other action as may be reasonably requested to implement more effectively the conveyance and transfer of the Assets to the Assignee.

9. Counterparts. This Assignment and Assumption may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Assignment and Assumption delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment and Assumption.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT C – INTANGIBLE PROPERTY ASSIGNMENT

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be duly executed as of the date first written above.

ASSIGNOR:

By

Name:

Title:

ASSIGNEE:

By

Name:

Title:

EXHIBIT C – INTANGIBLE PROPERTY ASSIGNMENT

EXHIBIT A

Contracts

EXHIBIT A – CONTRACTS

EXHIBIT D

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is dated as of this              day of                     , 2016, by and between Mercer Island Investors Group, Inc, a Washington corporation (the “Company”), and Dorothy Reeck, an individual (“Consultant”).

RECITALS

WHEREAS, Company wishes to engage Consultant to provide consulting services ( the “Services”) for that certain restaurant named the Roanoke Inn, located at 1825 72nd Ave SE, Mercer Island, WA 98040 (the “Restaurant”), and

WHEREAS, Consultant wishes to provide the Services to Company,

NOW, THERFORE, the parties agree:

Section 1. Services and Title. During the Term, Consultant will provide the Services as set forth in the Job Description attached as Schedule 1 to this Agreement and incorporated by reference herein.

Section 2. Term and Business Weeks. The term shall commence on                     , 2016 and will continue for a period of Six (6) Months, ending on          (the “Term”).

Section 3. Renewal. This Agreement is subject to renewal by the mutual consent of the parties and upon the terms and conditions as they may agree. Assuming the Agreement remains in effect, the parties agree to meet no later than ten (10) days prior to the expiration of the Term to discuss the terms and conditions of renewal, if any.

Section 4. Compensation and Expense Reimbursement.

4.1 As consideration for the Services, Company will pay Consultant an hourly rate of Fifty Dollars ($50.00) per hour (the “Base Hourly Rate”). Consultant shall use the Company’s regular time card system to track her hours. Consultant and Company shall communicate regularly regarding expected time commitments for any given month, and Consultant shall use all reasonable commercial efforts to perform the Services requested in a timely fashion. Payments to Consultant shall be made as part of the Company’s regular payroll system.

4.2 Additionally, the Company shall reimburse Consultant for all reasonable actual and verifiable out-of-pocket business expenses incurred directly in connection with the performance of the Services described herein. Consultant will consult with Company prior to incurring any business expenses, and shall provide the Company with a detailed monthly statement of expenses along with the monthly invoice, after which expenses shall be reimbursed to Consultant within ten (10) days unless otherwise agreed by the parties.

4.3 Consultant is an employee and any compensation paid to Consultant under this Agreement shall be subject to withholdings or deductions of employment-related taxes by the Company.

Section 5. Employee. The relationship of the parties is that of employer and employee. This Agreement shall not create the relationship of a partnership or a joint venture. Consultant shall not hold herself out as an agent of Company and has no authority to bind the Company.

Section 6. Taxes. Consultant’s compensation shall be subject to Federal Income Tax withholding and FICA withholding.

Section 7. Termination of Agreement. This Agreement will terminate upon the earlier of: (a) the expiration of the Term; (b) the mutual agreement of Consultant and the Company; or (c) a material breach by any party that is not cured within fifteen (15) days written notice of the non-breaching party.

Section 8. Effect of Termination. Upon termination or expiration of this Agreement: (a) Company shall pay Consultant all amounts due and owing hereunder; and (b) each party shall immediately cease and desist using the names, likeness, trademark, logos of the other and/or their principals and cause any third party using the same by virtue of any agreement to immediately discontinue such use.

Section 9. Ownership of Work Product Produced in Connection with Services. Consultant agrees that all inventions, discoveries, developments, recipes, and trade secrets, whether or not patented, and whether or not reduced to writing or practice, that are or have been conceived or developed during Consultant’s performance of the Services for Company, either alone or jointly with others, if on Company’s time, using Company’s facilities, relating to Company or to Company’s industry shall be owned exclusively by Company, and Consultant hereby assigns to Company all Consultant’s right, title, and interest in all such intellectual property.

Section 10. Nondisclosure. Consultant acknowledges that in the course of performing the Services for Company, Consultant will have access to confidential information. “Confidential Information” includes, but is not limited to, information about Company’ client accounts, menu, menu positioning, operations manuals, cooking methods, business methods, business accounts, recipes, business plans, business opportunities, customers, clients, pricing information, servicing information, manuals, computer programs, data, marketing plans and tactics, salary and wage information, and any other information that is designated by Company or its affiliates as confidential or that Consultant knows or should know is confidential. Confidential Information also includes information provided by third parties that Company or its affiliates are obligated to keep confidential; and all other proprietary information of Company or its affiliates. Consultant acknowledges that all Confidential Information is and shall continue to be the exclusive property of Company or its affiliates, whether or not prepared in whole or in part by Consultant and whether or not disclosed to or entrusted to Consultant in connection with employment by Company. Consultant agrees not to disclose Confidential Information, directly or indirectly, under any circumstances or by any means, to any third persons without the prior written consent of Company.

Section 11. Non-Solicitation. During the term of this Agreement and for a period of two (2) years following the termination date, Consultant shall not directly or indirectly solicit for employment or for independent contractor work any employee of Company or its affiliates, and shall not encourage any employee to leave the employment of Company or its affiliates.

Section 12. Non-Disparagement. During the Term and for two (2) years thereafter, the parties and their principals, representatives, affiliates and agents shall not make any affirmative public statement or representation expressing a negative opinion or view of another party, their products services, or principals other than (i) as required by law or legal process, or (ii) statements contained in and relevant to any claim or defense contained in a pleading filed in connection with a court proceeding between the parties to enforce or judicially construe this Agreement.

Section 13. Assignment. This Agreement with Consultant is personal in nature and may not be assigned without Company’s express written consent. Company may assign this Agreement to a wholly-owned affiliate or subsidiary of Company without Consultant’s consent.

Section 14. Waiver of Breach. The waiver by either party of any breach by the other of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

Section 15. Applicable Law. This Agreement shall be governed by the laws of the State of Washington.

Section 16. Entire Agreement. Except as set forth below, this document contains the entire agreement of the parties concerning the details of this consulting arrangement, and all promises, representations, understandings, arrangements and prior agreements concerning the details of the consulting arrangement are merged herein and superseded hereby. The provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought.

Section 17. Severability. If any provision of this Agreement is invalid or unenforceable in any jurisdiction, the other provisions herein shall be remain in full force and effect in such jurisdiction and shall be liberally construed in order to effectuate the purpose and intent of this Agreement, and the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:	CONSULTANT:

Mercer Island Investors Group, Inc.
Name:
By:
Name:	Address for Notices:
Its:

Address for Notices:

[SIGNATURE PAGE TO CONSULTING AGREEMENT]

SCHEDULE 1

Job Description

EXHIBIT D – CONSULTING AGREEMENT

SCHEDULE 2.1(a)

LEGAL DESCRIPTION OF OWNED REAL PROPERTY

Rental Property – 7037 North Mercer Way, Mercer Island, WA 98040

THE EAST 100 FEET OF TRACTS 23 AND 24, ROANOKE, ACCORDING TO THE PLAT THEREOF, RECORDED IN VOLUME 18 OF PLATS, PAGE 59, IN KING COUNTY, WASHINGTON; EXCEPT THAT PORTION LYING WITHIN NORTH MERCER WAY.

Roanoke Inn – 1825 72nd Ave. SE, Mercer Island, WA 98040

TRACT 22, ROANOKE, ACCORDING TO PLAT RECORDED IN VOL. 18 OF PLATS, PAGE 59, IN KING COUNTY, WASHINGTON.

SCHEDULE 2.1(b)

PERSONAL PROPERTY

To be added 10 days from the Effective Date.

SCHEDULE 2.1(d)

ASSIGNED CONTRACTS

1.	SilverWare Annual Service Contract dated July 1, 2016 by and between SilveWare POS Inc. and The Roanoke Inn.

SCHEDULE 2.2

EXCLUDED ASSETS

Cash

Cash Equivalents

Accounts Receivable

Notes Receivable

Credit Card Receipts

All of the above amounts are to be determined at the close of business day on the day immediately prior to Closing; provided that credit card receipts for the day preceding closing shall be determined on the morning of the day of Closing when such are electronically transmitted to Incom. For the avoidance of doubt, the cash amounts included in the working capital pursuant to Section 3.6 are not Excluded Assets.

SCHEDULE 2.3(b)

ASSUMED LIABILITIES

The gift card liability as described in Section 3.5 of the Asset Purchase Agreement.

SCHEDULE 3.2

ALLOCATION OF PURCHASE PRICE

Land - Roanoke	$1,800.000.00
Building - Roanoke	$200,000.00
F, F & E	$25,000.00
Working Capital	$25,000.00
Goodwill	$2,450,000.00
Land - Rental	$950,000.00
Building Rental	$50,000.00

Total	$5,500,000.00

SCHEDULE 5.1(d)

CONFLICTS

None.

SCHEDULE 5.1(d)(ii)

WAIVERS AND/OR CONSENTS

None.

SCHEDULE 5.1(d)(iii)

REQUIRED GOVERNMENT CONSENTS, PERMITS, FILINGS,

AND/OR NOTIFICATIONS

None.

SCHEDULE 5.1(f)

LEASED PROPERTY

None.

SCHEDULE 5.1(g)

ENCUMBERANCES

None.

SCHEDULE 5.1(h)

ENVIRONMENTAL MATTERS

1.	Underground storage tank used for heating oil that was removed in 2008.

SCHEDULE 5.1(i)

TANGIBLE PERSONAL PROPERTY USED IN ACQUIRED BUSINESS

(OTHER THAN INVENTORY)

All items reflected on Schedule 2.1(b) as tangible personal property and as updated.

SCHEDULE 5.1(k)

SELLER’S CONTRACTS THAT CANNOT BE TERMINATED

ON LESS THAN 30 DAYS’ NOTICE

None.

SCHEDULE 5.1(l)

INTELLECTUAL PROPERTY

Trade name: Roanoke Inn

Facebook Group: Roanoke Inn accessible at https://www.facebook.com/RoanokeInn/?fref=ts

Twitter Account: @RoanokeInn accessible at https://twitter.com/RoanokeInn

Domain name: None

Phone number: 206-232-0800

Fax Number: 206-232-7628

SCHEDULE 5.1(m)

GOVERNMENT APPROVALS, AUTHORIZATIONS, CONSENTS, LICENSES, FRANCHISES, ORDERS, CERTIFICATIONS, AND PERMITS

1.	City of Mercer Island Business License for The Roanoke Inn expiring on December 31, 2016.

2.	State of Washington Business License for The Roanoke Inn expiring on May 31, 2017.

3.	King County Health Department Seating License for The Roanoke Inn expiring on March 31, 2017.

4.	Washington State Liquor License

5.	Washington State Employment Security Registration

6.	Washington State Labor and Industries Registration

7.	L&I (through Washington Restaurant Association)

SCHEDULE 5.1(n)

SELLER’S CURRENT EMPLOYEES

Employee Number	Initials	Date of Hire	Current Position	Current Compensation	Other Compensation
1		12/30/15	Terminated	N.A.

2		3/17/15	Kitchen	$16.00/hourly

3		7/10/03	Kitchen	$22.50/hourly	$100 Bonus

4		4/11/15	Maintenance	$17.50/hourly

5		1/18/16	Terminated	N.A.

6		6/13/16	Kitchen	$13.50/hourly

7		10/1/15	Maintenance	$65.00/hourly

8		10/1/15	Maintenance	$65.00/hourly

9		6/9/16	Term.	N.A.

10		6/4/08	Kitchen	$17.00/hourly

11		3/14/13	Kitchen	$14.75/hourly

12		6/11/14	Bar	$11.50/hourly

13		4/21/10	Maintenance	$20.00/hourly

14		8/10/08	Bar	$10.50/hourly

15		9/11/07	Bar	$10.50/hourly

16		7/25/15	Bar	$10.50/hourly

17		5/13/16	Bar	$10.50/hourly

18		6/6/16	Bar	$10.50/hourly

19		7/3/00	Office Bar	$27.00/hourly $15.00/hourly	$100 Bonus

20		4/15/15	Bar	$10.75/hourly

21		5/1/07	Kitchen	$15.50/hourly

22		3/11/14	Kitchen	$14.50/hourly

23		11/22/13	Kitchen	$16.00/hourly

24		5/7/16	Bar	$10.50/hourly

25		6/13/16	Bar	$10.50/hourly

26		12/9/15	Bar	$11.00/hourly

27		4/20/15	Kitchen	$15.00/hourly

28		3/17/12	Bar	$12.00/hourly

29		3/11/14	Bar	$12.00/hourly	Office-Hourly

30		2/21/12	Bar	$12.00/hourly

31		3/22/05	Bar	$11.00/hourly

32		9/24/13	Bar Office	$12.00/hourly $20.00/hourly	$100 Bonus

33		7/14/15	Maintenance	$15.00/hourly

34		4/28/15	Kitchen	$14.50/hourly

35		8/6/16	Bar	$10.50 Hourly

SCHEDULE 5.1(q)

MATERIAL CHANGES IN OPERATION OF ACQUIRED BUSINESS

None.

SCHEDULE 7.4

REAL PROPERTY CONTRIBUTED BY SELLER’S AFFILIATES

Rental Property - 7037 North Mercer Way, Mercer Island, WA 98040

THE EAST 100 FEET OF TRACTS 23 AND 24, ROANOKE, ACCORDING TO THE PLAT THEREOF, RECORDED IN VOLUME 18 OF PLATS, PAGE 59, IN KING COUNTY, WASHINGTON; EXCEPT THAT PORTION LYING WITHIN NORTH MERCER WAY.

Roanoke Inn - 1825 72nd Ave. SE, Mercer Island, WA 98040

TRACT 22, ROANOKE, ACCORDING TO PLAT RECORDED IN VOL. 18 OF PLATS, PAGE 59, IN KING COUNTY, WASHINGTON.